Exhibit 99.1

        Scholastic Announces Fiscal 2006 Third Quarter Results

    NEW YORK--(BUSINESS WIRE)--March 23, 2006--Scholastic Corporation (NASDAQ: SCHL) today announced its fiscal 2006 third quarter results.
    For the quarter ended February 28, 2006, the Company reported revenues of $487.7 million, up 1% from $480.8 million, and a seasonal net loss of $15.5 million, compared to $0.8 million in the prior year period. Net loss per diluted share was $0.37 versus $0.02 a year ago. The fiscal third quarter is typically Scholastic's second smallest revenue quarter.
    "Our third quarter was disappointing, and based on our review of these results and their impact on the fourth quarter, we are reducing our outlook for the fiscal year," commented Richard Robinson, Chairman, CEO and President of Scholastic. "Promotion expenses in School Book Clubs continued to be higher due to the volume of direct mailings required as more customers than anticipated migrated to the core clubs in response to promotions. In School Book Fairs, staffing expenses increased during the quarter, in anticipation of fourth quarter fair bookings. Lastly, results in Educational Publishing were affected by lower educational technology revenues, reflecting greater seasonality in that business and a large district sale in the prior-year period."
    Mr. Robinson continued, "Next year, based on customer reaction to thorough market tests conducted in School Book Clubs, we will focus exclusively on Scholastic branded clubs and discontinue Troll(R) and Trumpet(R), two smaller, less efficient clubs. We believe this focus on core clubs will substantially reduce overhead, promotion and fulfillment expense and increase profits. We also remain confident about growth opportunities for Scholastic Education, and for educational technology, where sales are up 18% this year and we have a strong pipeline of future sales prospects."
    Scholastic has accelerated its company-wide plans to reduce overhead, and it has already identified more than $40 million in annualized savings from streamlining centralized functions and pursuing outsourcing opportunities, which it expects to realize fully over the next two years, with a significant amount achieved in fiscal 2007. Additionally, the Company has outsourced all remaining outbound telemarketing in Continuities, closing a call center and eliminating 75 staff positions.

    Outlook

    Given lower third quarter results and a revised outlook for the fourth quarter, Scholastic now expects full year earnings between $1.70 and $1.80 per diluted share, including approximately $0.15 per diluted share of expected severance expense, on revenues of approximately $2.3 billion. Free cash flow for the fiscal year is now expected to be between $70 and $80 million.

    Third Quarter Results

    Children's Book Publishing and Distribution. Segment revenues in the third quarter of fiscal 2006 were $270.9 million, down slightly from $272.3 million in the prior year period. Trade revenue rose 6%, from sales of best-selling and award-winning front-list titles, as well as continuing strong sales of back-list titles. Continuities revenue increased 3%, with growth in revenues from new sales channels and products offsetting declines in the traditional business. In School Book Fair, revenues declined 2% in a small quarter from lower fair count, partially offset by higher revenue per fair. School Book Club revenue was down 4% on lower revenues in the non-core clubs. Segment operating results declined to a loss of $3.2 million from a profit of $14.7 million a year ago, primarily due to higher expenses in School Book Clubs and in Fairs.

    Educational Publishing. Segment revenue declined 7% to $73.5 million compared to $79.3 million in the prior year period, primarily from lower education technology sales, reflecting greater seasonality and a strong prior year period in that business, as well as soft library sales. Segment operating results declined to a loss of $3.5 million from a profit of $4.9 million a year ago, reflecting lower technology sales and increased investment in sales and support staff to support a larger customer base for READ 180(R).

    International. Revenue in the segment rose 5% to $96.9 million from $92.0 million in the prior year period, primarily reflecting growth in Canada and Australia, partially offset by lower revenues in the United Kingdom. Operating profit in the segment declined slightly to $2.3 million from $3.0 million a year ago, due in part to lower results in the United Kingdom, where the Company is investing in a turn-around plan, partially offset by foreign exchange benefits.

    Media, Licensing and Advertising. Revenue in the segment was up 25% to $46.4 million from $37.2 million in the prior year period, due to growth in all business lines, including software and multimedia sales, Back to Basics Toys(R) and consumer magazines. Operating profit in the quarter rose to $6.3 million from $4.4 million in the prior period.

    Other Financial Results. Free cash use was $12.7 million, compared to free cash flow of $39.8 million in the prior year period, as a result of higher tax payments, higher net loss in the quarter and earlier product purchasing in School Book Fairs.

    Fiscal Year-to-Date Results

    Net income for the first nine months of fiscal 2006 was $30.2 million or $0.73 per diluted share, up from $21.2 million or $0.52 per diluted share in the first nine months of fiscal 2005, which included $3.6 million or $0.06 per diluted share in severance charges related to a reorganization of the Continuities business. Revenues in the period rose 13% to $1,682.8 million from $1,487.8 million in the year ago period. The year over year improvement in revenue and profitability primarily reflects higher Harry Potter revenues, partially offset by profitability declines in Clubs, International, and Continuities.
    Free cash flow for the first nine months of this year was $95.2 million, compared to $2.3 million in the prior year, reflecting an increase in accrued royalties and higher net income in the period, partially offset by higher tax payments.

    Conference Call

    The Company will hold a conference call to discuss its results at 8:00 am ET today, March 23, 2006. Scholastic's Chairman, President and CEO, Richard Robinson, and Executive Vice President and CFO, Mary Winston, will moderate the call.
    The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, scholastic.com. Participation by telephone will be available by dialing 888-338-6461 from within the U.S. or +1-973-935-8510 internationally.
    Following the call, an audio replay of the call will be available from approximately 10:00 am ET, March 23, 2006 through March 30, 2006 by dialing 877-519-4471 from within the U.S. or +1-973-341-3080 internationally, and entering participant code 7087347. Slides from the conference call will also be posted in the Investor Relations section of scholastic.com.

    About Scholastic

    Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books and a leader in educational technology. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children's books, magazines, technology-based products, teacher materials, television programming, film, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs, school-based book fairs, and school-based and direct-to-home continuity programs; retail stores, schools, libraries and television networks; and the Company's Internet site, scholastic.com.

    Forward-Looking Statements

    This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.


                        SCHOLASTIC CORPORATION
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (UNAUDITED)
              (Amounts in millions except per share data)

                         ---------------------------------------------
                                     THREE MONTHS ENDED
                         ---------------------------------------------
                          02/28/06   02/28/05  Favorable/(Unfavorable)
                         -------------------- ------------------------
                                  Restated(1)

Revenues                  $487.7     $480.8         $6.9          1%

Operating costs and
 expenses:
   Cost of goods sold      242.2      233.9         (8.3)        (4%)
   Selling, general and
    administrative
    expenses (2)           230.9      208.4        (22.5)       (11%)
   Bad debt expense         15.7       14.9         (0.8)        (5%)
   Depreciation and
    amortization            16.7       15.7         (1.0)        (6%)
                        --------------------      --------
Total operating costs and
 expenses                  505.5      472.9        (32.6)        (7%)

Operating income (loss)    (17.8)       7.9        (25.7)          *

Interest expense, net        6.8        9.1          2.3          25%
                        --------------------      --------
Loss before income taxes   (24.6)      (1.2)       (23.4)          *

Income tax benefit          (9.1)      (0.4)         8.7           *
                        --------------------      --------
Net loss                  ($15.5)     ($0.8)      ($14.7)          *
                        ====================      ========

Weighted average shares
 outstanding:
   Basic                    41.8       40.0          1.8           4%
   Diluted                  41.8       40.0          1.8           4%

Loss per share:
   Basic                  ($0.37)    ($0.02)      ($0.35)          *
   Diluted                ($0.37)    ($0.02)      ($0.35)          *
                        ----------------------------------------------

                       -----------------------------------------------
                                      NINE MONTHS ENDED
                       -----------------------------------------------
                        02/28/06    02/28/05   Favorable/(Unfavorable)
                       --------------------- -------------------------
                                 Restated(1)

Revenues                $1,682.8   $1,487.8       $195.0          13%

Operating costs and
 expenses:
   Cost of goods sold      833.5      711.4       (122.1)        (17%)
   Selling, general and
    administrative
    expenses (2)           684.5      618.8        (65.7)        (11%)
   Bad debt expense         43.4       50.7          7.3          14%
   Depreciation and
    amortization            49.1       46.5         (2.6)         (6%)
                       --------------------- -------------
Total operating costs and
 expenses                1,610.5    1,427.4       (183.1)        (13%)

Operating income            72.3       60.4         11.9          20%

Interest expense, net       24.4       27.4          3.0          11%
                       --------------------- -------------

Earnings before income
 taxes                      47.9       33.0         14.9          45%

Provision for income
 taxes                      17.7       11.8         (5.9)        (50%)
                       --------------------- -------------

Net income                 $30.2      $21.2         $9.0          42%
                       ===================== =============

Weighted average shares
 outstanding:
   Basic                    40.8       39.8          1.0           3%
   Diluted                  41.5       40.5          1.0           2%

Earnings per share:
   Basic                   $0.74      $0.53        $0.21          40%
   Diluted                 $0.73      $0.52        $0.21          40%
                       -----------------------------------------------

(1) In the fourth quarter of fiscal 2005, the Company revised its accounting for certain leasing transactions and restated its previously issued annual and interim consolidated financial statements.

(2) In the nine months ended February 28, 2005, the Company recorded pre-tax charges of $3.6, or $0.06 per diluted share, primarily for severance related to staff reductions implemented in the first quarter of fiscal 2005 in connection with the Company's fiscal 2004 review of its Continuity business.

 *  Percent change not meaningful.

                        SCHOLASTIC CORPORATION
                   RESULTS OF OPERATIONS - SEGMENTS
                              (UNAUDITED)
                         (Amounts in millions)

                       -----------------------------------------------
                                     THREE MONTHS ENDED
                       -----------------------------------------------
                        02/28/06   02/28/05   Favorable/(Unfavorable)
                       --------------------- -------------------------
                                 Restated(1)

Children's Book Publishing &
 Distribution
   Revenue                $270.9     $272.3        ($1.4)         (1%)
   Operating income
    (loss) (2) (3)          (3.2)      14.7        (17.9)          *
                         -------------------
   Operating margin (3)        *        5.4%

Educational Publishing
   Revenue                  73.5       79.3         (5.8)         (7%)
   Operating income (loss)  (3.5)       4.9         (8.4)          *
                         -------------------
   Operating margin            *        6.2%

International
   Revenue                  96.9       92.0          4.9           5%
   Operating income          2.3        3.0         (0.7)        (23%)
                         -------------------
   Operating margin          2.4%       3.3%

Media, Licensing and
 Advertising
   Revenue                  46.4       37.2          9.2          25%
   Operating income (3)      6.3        4.4          1.9          43%
                        --------------------
   Operating margin (3)     13.6%      11.8%

Overhead expense            19.7       19.1         (0.6)         (3%)
                        --------------------   -----------

Operating income (loss)   ($17.8)      $7.9       ($25.7)          *
                        ====================   ===========

                       -----------------------------------------------
                                      NINE MONTHS ENDED
                       -----------------------------------------------
                        02/28/06   02/28/05    Favorable/(Unfavorable)
                       --------------------- -------------------------
                                 Restated(1)

Children's Book Publishing &
 Distribution
   Revenue                $970.4     $819.1       $151.3          18%
   Operating income (2)(3)  65.7       41.6         24.1          58%
                         -------------------
   Operating margin (3)      6.8%       5.1%

Educational Publishing
   Revenue                 301.0      292.0          9.0           3%
   Operating income         45.6       48.7         (3.1)         (6%)
                         -------------------
   Operating margin         15.1%      16.7%

International
   Revenue                 295.0      280.0         15.0           5%
   Operating income          9.6       19.2         (9.6)        (50%)
                         -------------------
   Operating margin          3.3%       6.9%

Media, Licensing and
 Advertising
   Revenue                 116.4       96.7         19.7          20%
   Operating income (3)      8.3        6.7          1.6          24%
                         -------------------
   Operating margin (3)      7.1%       6.9%

Overhead expense            56.9       55.8         (1.1)         (2%)
                         -------------------    ---------

Operating income           $72.3      $60.4        $11.9          20%
                         ===================    =========

(1) In the fourth quarter of fiscal 2005, the Company revised its accounting for certain leasing transactions and restated its previously issued annual and interim consolidated financial statements.

(2) Results for the nine months ended February 28, 2005 include pre-tax charges of $3.6, or $0.06 per diluted share, recorded in the Children's Book Publishing and Distribution segment ("CBP&D"), primarily for severance related to staff reductions implemented in the first quarter of fiscal 2005 in connection with the Company's fiscal 2004 review of its Continuity business.

(3) In the fourth quarter of fiscal 2005, the Company reviewed the estimated Cost of goods sold related to Media, Licensing and Advertising segment ("MLA") products sold through CBP&D. The Company determined that the actual costs were lower and the gross margins higher on these products than previously allocated. Prior period inter-segment allocations were adjusted accordingly, resulting in higher gross margin in MLA with offsetting decreases in CBP&D.

 *  not meaningful.

                        SCHOLASTIC CORPORATION
                       SUPPLEMENTAL INFORMATION
                              (UNAUDITED)
                         (Amounts in millions)

                     SELECTED BALANCE SHEET ITEMS

                       -----------------------------------------------
                        02/28/06   02/28/05    Favorable/(Unfavorable)
                       --------------------- -------------------------
                                 Restated(1)

Cash and cash
 equivalents              $219.5      $22.1       $197.4           *
Accounts receivable, net   241.9      249.1         (7.2)         (3%)
Inventories                480.7      468.0         12.7           3%
Lines of credit, short-term
 debt and current portion
 of long-term debt         326.8       21.3       (305.5)          *
Long-term debt, excluding
 current portion           173.2      489.0        315.8          65%
Net debt (2)               280.5      488.2        207.7          43%
Capital lease obligations   72.3       75.3          3.0           4%
Total stockholders'
 equity                    995.1      889.5        105.6          12%
                      ------------------------------------------------

                       SELECTED CASH FLOW ITEMS

                       -----------------------------------------------
                                     THREE MONTHS ENDED
                       -----------------------------------------------
                        02/28/06   02/28/05    Favorable/(Unfavorable)
                       --------------------- -------------------------
                                 Restated(1)

Net cash provided by
 operating activities      $24.4      $80.4       ($56.0)        (70%)
Additions to property,
 plant and equipment        15.9       10.0         (5.9)        (59%)
Pre-publication and
 production costs           13.9       19.9          6.0          30%
Royalty advances             7.3       10.7          3.4          32%
                       --------------------- ------------

Free cash flow (use) (3)  ($12.7)     $39.8       ($52.5)          *
                      ====================== ============

                                      NINE MONTHS ENDED
                       -----------------------------------------------
                        02/28/06   02/28/05    Favorable/(Unfavorable)
                       --------------------- -------------------------
                                 Restated(1)
Net cash provided by
 operating activities     $210.3     $112.1        $98.2          88%
Additions to property,
 plant and equipment        46.6       31.4        (15.2)        (48%)
Pre-publication and
 production costs           46.4       53.7          7.3          14%
Royalty advances            22.1       24.7          2.6          11%
                       --------------------- ------------

Free cash flow (3)         $95.2       $2.3        $92.9           *
                       ===================== ============

(1) In the fourth quarter of fiscal 2005, the Company revised its accounting for certain leasing transactions and restated its previously issued annual and interim consolidated financial statements.

(2) Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(3) Free cash flow (use) is defined by the Company as net cash provided by operating activities, less spending on property, plant and equipment; pre-publication and production costs; and royalty advances. The Company utilizes this non-GAAP financial measure and believes it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

 *  Percent change not meaningful.



    CONTACT: Scholastic Corporation
             Media:
             Kyle Good, 212-343-4563
             or
             Investors:
             Jeffrey Mathews, 212-343-6741